Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

November 14, 2017

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, Massachusetts 02142

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-217688) (as amended or supplemented, the “Registration Statement”) filed on May 5, 2017 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement (the “Prospectus Supplement”) dated November 13, 2017 by the Company with the Commission pursuant to Rule 424(b) under the Securities Act. The Registration Statement became effective upon filing on May 5, 2017. The Prospectus Supplement relates to the offering by the Company of up to 6,440,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) covered by the Registration Statement. The Shares include an option to purchase additional shares granted to the underwriters of the offering to purchase 840,000 Shares. The Shares are being sold to the underwriters named in, and pursuant to, an Underwriting Agreement between the Company and such underwriters, dated November 13, 2017 (the “Underwriting Agreement”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP